Exhibit 10.11

CONFIDENTIAL SEPARATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS

It is hereby agreed by and between you, Michael J. Herbert, and all of your heirs, executors, administrators, attorneys, and assigns, (collectively, “you”), and Simpson Manufacturing Co., Inc. and all of its subsidiaries, affiliated companies, predecessors, successors, and assigns, and all of its and their predecessors, successors and assigns (collectively, the “Company”), as follows:

1.                                      Separation of Employment.  You acknowledge that your employment with the Company has ended effective August 1, 2013 (“Separation Date”).  You are to perform no further duties, functions or services for the Company after the Separation Date.

2.                                      Payment of Moneys Owed.   The Company has paid you all wages or salary earned, including any accrued, but unused, vacation pay and your Cash Profit Sharing (CPS) payment for the second quarter of 2013, through the Separation Date.  You will receive a prorated CPS payment for July 2013 in October 2013 pursuant to the Company’s usual timing for payment of CPS.  You are entitled to these payments regardless of whether you sign this Agreement.  Your group health benefits will continue through August 31, 2013, but your accrual of, and eligibility for, vacation, sick leave, holiday pay, and any other employee benefits and privileges will cease as of the Separation Date.  When your group health benefits end, you will be eligible to elect COBRA continuation coverage.  You will be furnished a COBRA notice with information about the coverage and how to elect it.

3.                                      Reimbursement of Business Expenses.  The Company agrees to reimburse you for necessary business expenses incurred by you in the course and scope of your employment with the Company on or before the Separation Date which are supported by appropriate documentation, subject to approval by the Company and any defenses provided by law. You agree to submit any claim for reimbursement of such business expenses to the Company within 15 days of the Separation Date.

4.                                      Consideration.    As consideration for your promises in this Agreement, including the general release of claims, if you sign and do not revoke this Agreement as set forth in Paragraph 14, the Company will provide you with the following:

(a)                                 Incentive paid to obtain Release.  Incentive paid to obtain Release in the gross amount of $168,750 (an amount equal to 7.5 months of your base salary), less deductions required by law (the “Incentive paid to obtain Release Payment”)..  This Incentive paid to obtain Release will be paid out in a lump sum within ten days after you sign this Agreement and comply with the requirements of Paragraph 4 (e) and Paragraph 7, provided you do not revoke or otherwise violate this Agreement.

(b)                                 Restricted Stock Units and Stock Options.  Immediate vesting of all Restricted Stock and Stock Options. Distribution or payment of any amount of the restricted stock unit awards will be payable no later than March 15, 2014.

(c)                                  COBRA Reimbursement.  Provided you timely elect to continue your health coverage under COBRA, the Company will reimburse you for your COBRA payments (grossed up for tax purposes) until the earlier of:  (a) August 31, 2014 or (b) the date upon which you and/or your eligible dependents become covered under similar plans or are otherwise ineligible for continued group coverage under COBRA.  Any such COBRA reimbursements shall be made by the Company to you consistent with the Company’s normal expense reimbursement policy, but in no event more than 30 days after substantiation of COBRA expenses is received by the Company, and provided that you submit documentation to the Company substantiating your payments for COBRA coverage within 30 days of the date each such expense is incurred.

(d)                                 Outplacement Assistance.  Up to six (6) months of outplacement services for you to be determined and paid for directly by the Company.

(e)                                  Laptop and Phone.  You may retain your Company i-phone and laptop computer, provided you bring both pieces of equipment into the Company for data removal by the Company’s IT department.  All other Company-owned equipment in your possession must be returned.

5.                                      Acknowledgment of Consideration.  You acknowledge that the payments described in Paragraph 4, above, represent amounts above and beyond those to which you would be entitled if you did not enter this Agreement.

6.                                      Non-Solicitation of Employees.  For a period of one year from the Separation Date, you shall not directly or indirectly, either on your own account or for any person, firm, partnership, corporation, limited liability company, or other entity: (i) solicit (either directly or indirectly ) any employee of Company that was employed by Company during your employment with Company to leave his or her employment with Company; or (ii) induce or attempt to induce any such employee to breach his or her agreement(s) with Company. You expressly acknowledge that this provision is enforceable and necessary to protect Company’s trade secrets.

7.                                      Confidential Information/Company Property.  You agree and acknowledge that during the course of your employment with the Company, you had access and were privy to information, documents and/or materials relating to the Company that are of a confidential and/or proprietary nature or which constitute or contain privileged information, or matters subject to an attorney client privilege or which are related work product, the disclosure of which will cause irreparable harm to the Company.  As part of this Agreement, you agree to return such information which is in your possession or which has been given to others, and that you will not discuss or disclose to any person or entity any trade secret, confidential and/or proprietary information, or matters subject to an attorney-client privilege or which are related work product, without the express permission of the Company.  You also agree to immediately return to the Company all other Company property and equipment in your possession except for your iphone and laptop computer, subject to the condition set forth in Paragraph 4(e).  You acknowledge that you will not be entitled to any payment under Paragraph 4 until you have returned all such Company property and equipment to the Company.

8.                                      Confidentiality.  Until the Company files this Agreement with its Form 10-Q in August 2013, you agree that you will not at any time communicate to anyone, including any former, present or future employee of the Company, the fact or the terms of this Agreement, except to your immediate family, legal counsel, accountant, or financial advisor, or as required by law and as necessary for compliance purposes.  If, prior to this time, you do disclose this information to your immediate family, attorney, or tax advisor, then you will inform them that they also must keep this information confidential.   This confidentiality provision shall be null and void after the Company files this Agreement with its Form 10-Q in October 2013.

9.                                      Nondisparagement.  You will not make, authorize, or invite/induce any statement to the media or others that could disparage or defame the Company’s good name or reputation.

10.                               Full and General Release.  In consideration for the payments provided for in Paragraph 4, you unconditionally release and forever discharge Simpson Manufacturing Co., Inc., and any affiliate or subsidiary of Simpson Manufacturing Co., Inc. (all of whom are hereinafter referred to as the “Releasees”), from any and all claims, demands, actions, suits, causes of action, obligations, damages and liabilities of whatever kind or nature, based on any act, omission, event, occurrence, or nonoccurrence from the beginning of time to the date of execution of this Agreement, including, but not limited to, claims that arise out of or in any way relate to my employment or separation from employment with Simpson Manufacturing Co., Inc..  You acknowledge and agree that this general release includes, but is not limited to, any claims for wages, overtime, vacation, sick or holiday pay, premiums, and penalties, 401k vesting, profit sharing, co-payments for memorial counseling, travel or other business expenses, or any benefits under the Employee Retirement Income Security Act of 1974, as amended, claims of breach of implied or express employment contracts or covenants, defamation, wrongful termination, public policy violations, emotional distress and related matters, claims of discrimination or harassment under federal, state or local laws, and claims based on any federal, state or other governmental statute, regulation or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans With Disabilities Act, the ADA Amendments Act, the Ledbetter Fair Pay Act, the Family and Medical Leave Act, and the Texas Labor Code, and any amendments to the foregoing.  You expressly understand that among the various rights and claims being waived by you in this Agreement are those arising under the Age Discrimination in Employment Act (“ADEA”), as amended.  Excluded from this Release are any claims or rights which cannot be waived by law.

11.                               Covenant Not to Sue.  A “covenant not to sue” is a legal term which means you promise not to file a lawsuit in court.  It is different from the General Release of claims contained in Paragraph 10 above.  Besides waiving and releasing the claims covered by Paragraph 10 above, you represent and warrant that you have not filed, and agree that you will not file, or cause to be filed, any judicial complaint or lawsuit involving any claims you have released in Paragraph 10, and you agree to withdraw any judicial complaints or lawsuits you have filed, or that were filed on your behalf, prior to the effective date of this Agreement.  You agree and acknowledge that if you sue the Company or any other Releasee in violation of this Agreement, then you shall pay all legal expenses, including reasonable attorneys’ fees, incurred by any Releasee in defending against your suit.  Alternatively, if you sue the Company in violation of this Agreement, you may, at the Company’s option, be required to return all monies paid to you pursuant to this Agreement, except for $100  In that event, the Company shall be excused from making any further payments otherwise owed to you under Paragraph 4 of this Agreement.

12.                               Exclusions.  Excluded from your release and covenant not to sue are (a) any right or claim that arises after the date you sign this Agreement, (b) any right that this Agreement creates or recognizes, and (c) any right that lawfully cannot be waived, such as the right to file, assist with, or participate in a charge of discrimination with an administrative agency; you do waive, though, any monetary recovery as to any such charge filed by you or anyone else.

13.                               Release of Unknown Claims.  For the purpose of implementing a full and complete release, you expressly acknowledge and agree that this Agreement resolves all legal claims you may have against the Company and the Releasees as of the date of this Agreement, including but not limited to claims that you did not know or suspect to exist in your favor at the time of the effective date of this Agreement.

14.                               Voluntary Agreement.  You are hereby advised in writing to consult an attorney about this Agreement.  You sign knowingly and voluntarily, with an intent to bind you and your heirs, representatives, and assigns, for the benefit of each Releasee.  You have twenty-one (21) days within which to decide whether to sign this Agreement, although you may sign this Agreement at any time within the twenty-one (21) day period.  You will have an additional seven (7) days after you sign to change your mind and revoke the Agreement, by delivering, within seven (7) days after you sign it, a written notice of revocation to Karen Colonias  To be effective, your written notice of revocation must be received by Karen Colonias within the seven-day revocation period.  You are owed nothing under this Agreement if you revoke it.

15.                               No Representations; Entire Agreement.  You acknowledge that no promise or inducement has been offered to you, except as expressly stated above, and you are relying upon none.  This Agreement represents the entire agreement between you and the Company regarding the subject matter covered herein and supersedes any other written or oral understandings pertaining to the subject matter of this Agreement.  It may not be amended, modified or superseded except by a written agreement signed by both you and the Company.  No oral statement by any employee of the Company shall modify or otherwise affect the terms and provisions of this Agreement.

16.                               Certifications.  By signing this Agreement, you certify that you: (i) have been paid in full for all hours worked, including overtime; (ii) have no accrued but unused vacation due to you; and (iii) have not suffered any on-the-job injury for which you have not already filed a claim.

17.                               Binding Agreement.  This Agreement shall be binding upon you and your heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Releasees and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns.

18.                               Severability. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected, and said illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement.

19.                               Non-Admission of Liability.  This Agreement does not constitute an admission that the Company or any other Releasee has violated any law, rule, regulation, contractual right or any other duty or obligation.

20.                               Governing Law.  This Agreement is made and entered into in the State of Texas and shall in all respects be interpreted, enforced, and governed under the law of that state.  The language of all parts in this Agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any party.

•                                          PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES THE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated:	August 1, 2013	/s/ Michael J. Herbert
Michael J. Herbert

Dated:	August 1, 2013	SIMPSON MANUFACTURING CO., INC.

		By:	/s/ Brian J. Magstadt
Brian J. Magstadt
Chief Financial Officer